EXHIBIT 10.16

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2009 (the “Effective Date”), by and between Texas Instruments Incorporated, having a place of business at 12500 TI Boulevard, Dallas, TX 75243 (“TI”) and MaxLinear, Inc., having a place of business at 2011 Palomar Airport Road, Suite 305, Carlsbad, CA 92011 (“MaxLinear”). MaxLinear and TI may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, TI has expertise in developing, manufacturing, and marketing semiconductor products; and

WHEREAS, TI owns and MaxLinear desires to acquire rights in and to certain know-how and technology relating to TI’s DOCSIS/DVB-C QAM core (hereinafter referred to as “Licensed Technology”), for the purpose of enabling MaxLinear to develop tuners (the “Products”) by integrating the QAM core with a MaxLinear tuner product; and

WHEREAS, MaxLinear desires to obtain from TI, and TI desires to grant to MaxLinear, a non-exclusive license to the Licensed Technology; and

WHEREAS, TI desires to deliver to MaxLinear the Licensed Technology, along with related documentation and simulation tools, in order to assist MaxLinear with its integration; and

NOW THEREFORE, the Parties hereby agree as follows:

1. Definitions.

a. “Licensed Technology” means the information, technology, creative expression, and know-how embodied in the items set forth in Exhibit A, which includes TI’s DOCSIS/DVB-C QAM core.

b. “Associated Technology” means technical data, software programs, and hardware (if any) listed in Exhibit B hereto and provided to MaxLinear to assist MaxLinear in meeting its obligations or exercising its rights hereunder.

c. “Collective Technology” means the Licensed Technology and the Associated Technology.

d. “Products” means tuners to be developed by MaxLinear containing TI’s DOCSIS/DVB-C QAM core, as described in Exhibit C.

e. “Initial Product”, called MxL241SF, means the first Product made by MaxLinear, which must be compatible with TI’s Puma-5 technology.

f. “Reference Design(s)” means evaluation boards (each being an engineering sample) and any related documentation, schematics, layout, bill of materials, and other information created by MaxLinear to develop a Product.

f. “TI-based System” means a system that incorporates a TI Puma-5 device or any other TI DOCSIS MAC solution.

g. “Intellectual Property Rights” means all rights in intellectual property, including the following rights protected, created, or arising under the laws of the United States or any other jurisdiction: (i) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals, and extensions thereof (collectively, “Marks”); (ii) all copyrights and all mask works, databases, and design rights, whether or not registered or published, all registrations and recordations thereof, and all applications in connection therewith, along with all reversions, extensions, and renewals thereof (collectively, “Copyrights”); (iii) all trade secrets (“Trade Secrets”), and (iv) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, and extensions thereof (“Patent(s)”) to the extent any of the Patents convey legally enforceable rights at any time during the term of this Agreement.

h. “Reciprocating Licensee” means a person or entity that meets all of the following conditions, but only so long as such person or entity continues to meet all of the conditions: (i) a person or entity to whom all or a part of the Collective Technology is licensed by TI; (ii) a person or entity that has agreed to a covenant not to sue or assert, immunity from suit or litigation, license, or similar right that benefits and protects a class of persons, which class includes MaxLinear, from any claim (including counterclaim), suit, or proceeding being brought or otherwise asserted for infringement by the Collective Technology or by distribution or use of the Collective Technology, which right is substantially equivalent to, or broader in scope than, the covenant agreed to by MaxLinear in Section 2(f) and which is still in effect (“Reciprocal Covenant”); and (iii) a person or entity that is not a designer, developer, or manufacturer of silicon tuners.

i. “MaxLinear Necessary Patent” means only those claims of patents that (i) MaxLinear owns or under which MaxLinear has the right to grant the covenant in Section 2(f); (ii) are recognized in any Patent Cooperation Treaty (PCT) member country or World Trade Organization (WTO) member country (so long as and only while such countries remain PCT and WTO members); and (iii) that is necessarily infringed by the Collective Technology or the distribution or use of the Collective Technology, wherein a patent claim is necessarily infringed because there is no non-infringing alternative (i.e., the patent claim must be infringed).

2. License Grants.

a. License Grant for Licensed Technology. Subject to the royalty payment obligations and limitations provided elsewhere herein, TI grants to MaxLinear a worldwide, perpetual, irrevocable (except as set forth in Section 7), non-exclusive, royalty-bearing (as set forth in Section 6) license under TI’s Intellectual Property Rights in and to the Licensed Technology to reproduce, execute, display, perform, import, offer to sell, sell, distribute and have distributed, use, design, and manufacture and have manufactured Products and related Reference Designs using the Licensed Technology and modify the Licensed Technology solely to the extent reasonably necessary to incorporate TI’s DOCSIS/DVB-C QAM core into Products. The license set forth in this Subsection 2(a) does not include the right to reproduce, execute, display, perform, import, sell, distribute and have distributed, or use the Licensed Technology apart from a Product and Reference Designs. For the sake of clarity, the distribution rights granted in this Section 2(a) shall also apply to source code versions of the QAM IP drivers contained in the Licensed Technology.

b. License Grant for Associated Technology. Subject to the limitations provided elsewhere herein, TI grants to MaxLinear a worldwide, perpetual, irrevocable (except as set forth in Section 7), nonexclusive, royalty-bearing (as set forth in Section 6) license under TI’s Intellectual Property Rights in and to the Associated Technology to reproduce, execute, display, and perform Associated Technology delivered to MaxLinear by TI hereunder for the purpose of design and testing of Products and as otherwise reasonably necessary to assist MaxLinear in meeting its obligations or exercising its rights pursuant to the license grant in Subsection 2(a) herein. The license set forth in this Subsection 2(b) does not include the right to make derivative works thereof, nor the right to distribute such Associated Technology, except to the extent reasonably necessary to incorporate TI’s DOCSIS/DVB-C QAM core into Products. Any such distribution of Licensed Software (defined below) contained in the Associated Technology is limited to software in object code form only. For the sake of clarity, source code versions of the Licensed Software contained in the Associated Technology may not be distributed to third parties without TI’s express written consent. All copies of such Associated Technology provided to MaxLinear or made by MaxLinear shall be returned to TI upon termination of this Agreement.

c. Right to Sublicense Third Parties. The licenses granted hereunder do not include the right to grant sublicenses to third parties, but MaxLinear is permitted to allow its third party contractors to use the Collective Technology on MaxLinear’s behalf solely for the purposes specified in Subsections 2(a) and 2(b). MaxLinear must ensure that its third party contractors comply with the terms of this Agreement and MaxLinear is responsible for its third party contractors’ failure to comply. MaxLinear will ensure that such third party contractors enter into a written agreement with usage and confidentiality terms no less restrictive than those in this Agreement. Upon TI’s request, MaxLinear will provide TI with the names and addresses of all third party contractors MaxLinear has allowed to use the Collective Technology.

d. No Implied Licenses. The Parties understand and agree that no license or other right is granted herein to either Party, directly or by implication, estoppel or otherwise, with respect to any Intellectual Property Rights, except as specifically provided in this Agreement, and that no additional licenses or other right shall arise from the consummation of this Agreement or from any acts, statements, or dealings leading to such consummation.

e. Multiple Re-Use. The licenses set forth in Subsections 2(a) and 2(b) are for multiple re-use in any derivative or separate Products and include the right to reuse the DOCSIS/DVB-C QAM core an unlimited number of times without any penalties or additional payments.

f. MaxLinear Covenant Not to Sue. Subject to the obligations and limitations provided elsewhere herein, MaxLinear hereby covenants not to bring any claim, suit or proceeding asserting a MaxLinear Necessary Patent against TI or a Reciprocating Licensee for infringement by the Collective Technology or by TI’s or the Reciprocating Licensee’s distribution or use of the Collective Technology. With respect to Reciprocating Licensees, this covenant only applies to the claims of MaxLinear Necessary Patents that are necessarily infringed by the portion of the Collective Technology covered by the Reciprocating Licensee’s Reciprocal Covenant. This covenant is intended solely for the benefit of TI and Reciprocating Licensees and will not confer any rights, immunities, benefits, or licenses on any other person or entity, including any manufacturer, purchaser, or user of the Collective Technology, that is not TI or a Reciprocating Licensee. In no event will the Collective Technology be considered licensed under any MaxLinear patent. TI expressly agrees that it will not state or imply to any Reciprocating Licensee or any other person or entity that any Collective Technology licensed, distributed, or used by TI is licensed under any MaxLinear patent or that distribution or use of Collective Technology by TI or Reciprocating Licensees is authorized or licensed by MaxLinear. If a Reciprocating Licensee makes any statement or claim that any portion of the Collective Technology, or the distribution or use of any portion of the Collective Technology, is licensed by MaxLinear or that the Reciprocating Licensee provides any exhaustive rights under any of MaxLinear’s patents, then TI shall (either upon learning such information or upon notification from MaxLinear) notify the Reciprocating Licensee that it is not provided with any such rights. MaxLinear expressly reserves the right to bring a claim of patent infringement against any person or entity, including any manufacturer, purchaser or user of any Collective Technology, that is not TI or a Reciprocating Licensee. The foregoing covenant is personal to TI and may not be transferred to any other person or entity directly, by operation of law, or otherwise except in connection with assignment of this Agreement in accordance with Section 12(e). In the event of any attempted or purported assignment of this covenant in violation of this Section 2(f), this covenant will immediately terminate and be of no force or effect. If TI asserts any claim (including counterclaim), suit or proceeding against MaxLinear for patent infringement (including for inducing or contributory infringement) this covenant will immediately terminate and be of no force or effect. If a Reciprocating Licensee asserts any claim (including counterclaim), suit or proceeding against MaxLinear for patent infringement (including for inducing or contributory infringement) this covenant will immediately terminate and be of no force or effect with respect to that Reciprocating Licensee.

3. Software License Restrictions.

The Collective Technology licensed hereunder includes software provided by TI to MaxLinear hereunder (the “Licensed Software”). The licenses granted under this Agreement with respect to any Licensed Software are subject to the following restrictions:

a. Source Code. To the extent that any Licensed Software is provided in source code format, MaxLinear shall maintain the source code versions of the Licensed Software, and any source code derivatives thereof, under password control protection and shall not disclose such source code versions of the Licensed Software or any source code derivatives or documentation thereof to any third parties except as expressly provided in Section 2(a), and shall ensure that such third party enters into a written agreement with usage and confidentiality terms no less restrictive than those in this Agreement.

b. No Reverse Engineering. MaxLinear acknowledges and agrees that the Licensed Software contains copyrighted material, trade secrets, and other proprietary information of TI and its licensors and is protected by copyright laws, international copyright treaties, and trade secret laws, as well as other intellectual property laws. MaxLinear agrees that it will not, nor permit any person or entity to: (i) decompile, “unlock,” reverse-engineer, disassemble, or otherwise translate the object code versions of the Licensed Software to human-perceivable form except as permitted by applicable law which cannot be waived by this Subsection 3(b); (ii) otherwise discover or replicate the source code from which such object code may be generated; or (iii) except as expressly set forth herein, modify or make derivative works of the Licensed Software. Solely in connection with the terms and conditions of Article 6 of the European Community’s Directive for the Legal Protection of Computer Programs, OJL 122/42 (17 May 1991), and only with respect to jurisdictions that have adopted the same terms and conditions by legislation implementing the Directive, TI acknowledges that information on the interoperability of the Licensed Software with other products is readily available from TI. MaxLinear shall preserve and shall not otherwise obscure or permit deletion or alteration of any copyright notice or proprietary notices required by TI on any copies of the Licensed Software.

c. Open Source. Except as set forth in a fully executed Exhibit to this Agreement, MaxLinear agrees not to use, or permit the use of, Open Source Software (as defined below) with any part of the Licensed Software or derivative thereof, in a manner that would subject the Licensed Software or derivatives thereof, in whole or in part, to all or part of the license obligations of any Open Source License. “Open Source Software” means any source or object code that is subject to an Open Source License. “Open Source License” means any license that: (i) requires the licensor to permit reverse-engineering of the licensed software or other software incorporated into, derived from, or distributed with such licensed software or (ii) that requires the licensed software or other software incorporated into, derived from, or distributed with such licensed software (a) be distributed in source code form; (b) be licensed for the purpose of making derivative works; (c) be distributed at no charge; or (d) be distributed in a manner contrary to the terms of this Agreement. Open Source Licenses include, but are not limited to: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (2) the Artistic License (e.g., PERL), (3) the Mozilla Public License, (4) the Netscape Public License, (5) the Sun Community Source License (SCSL), (6) the Sun Industry Standards Source License (SISL), (7) the Apache Server license, (8) QT Free Edition License, (9) IBM Public License, and (10) BitKeeper.

4. Support and Information Exchange.

a. Support. TI will make all reasonable commercial efforts to support MaxLinear’s development of Products, including, at a minimum, the support services described in this Section 4.

(i)

For a period of one man-month aggregated over the eighteen (18) month product development phase starting from the Effective Date of the Agreement, TI will make available by phone (during normal business hours) and email an algorithm expert to assist with the development of the device architecture.

(ii)

For a period of three man-months aggregated over the eighteen (18) month product development phase starting from the Effective Date of the Agreement, TI will make available by phone (during normal business hours) and email a PHY RTL engineer to support the integration of TI’s QAM with MaxLinear’s Products.

(iii)

For a period of two man-months aggregated over the eighteen (18) month product development phase starting from the Effective Date of the Agreement, TI will make available by phone (during normal business hours) and email an RF systems engineer to support DOCSIS performance testing in a systems environment.

(iv)

If a re-spin of the silicon for a Product is required, TI will make available by phone (during normal business hours) and email an RF systems engineer to support DOCSIS performance testing in a systems environment for an additional two man-months during the term of the Agreement.

b. Information Exchange. The Parties will periodically exchange marketing and sales information related to the Products, subject to Non-Disclosure Agreements with the Parties’ customers. The Parties will also collaborate to further market development related to the Products.

c. DOCSIS 3.0 Reference Design. The Parties will collaborate on the development of a reference design implementing the Initial Product into a Puma 5 TI-based System to provide system validation and accelerate customer adoption of the combined solution. This will include published schematics and integrated software by ***.

5. Payments. MaxLinear agrees to compensate TI for the Collective Technology as specified in this Agreement per the compensation terms set forth in Exhibit D.

a. Payments to TI. MaxLinear will pay *** dollars ($*** USD) to TI to partially compensate TI for support services provided by TI to MaxLinear (the “Support Payment”). The Support Payment is inclusive of taxes. The Support Payment will be the sole compensation made for support services, and will be made in four installments as follows:

***	Indicates that confidential treatment has been sought for this information

(i)

The first payment, in the amount of *** dollars ($*** USD), will be due to TI no later than thirty (30) days after TI delivers (and MaxLinear validates) “RTL done” (coding complete) of the Licensed Technology and Associated Technology to MaxLinear (target delivery date: Feb 2009).

(ii)	The second payment, in the amount of *** dollars ($*** USD), will be due to TI no later than thirty (30) days after the tape-out of the Initial Product.

(iii)	The third payment, in the amount of *** dollars ($*** USD), will be due to TI no later than thirty (30) days after MaxLinear demonstrates an engineering sample of the Initial Product.

(iv)

Subject to Subsection 5(b)(ii), the fourth payment, in the amount of *** dollars ($*** USD), will be due to TI no later than thirty (30) days after the earlier of the following occurrences: (1) when fifty thousand (50,000) commercial units of the Initial Product are shipped to one of MaxLinear’s customers; or (2) when the first of MaxLinear’s customers begins production qualification with regard to the Initial Product.

b. Target Schedule.

(i)	Subject to Subsection 5(b)(ii), the Parties agree to the following non-binding target dates for the development/production of the initial Product:

•	MaxLinear will tape out the initial Product no later than June 30, 2009.

•	MaxLinear will release the initial Product to production no later than ***.

(ii)

In the event that the production milestone for the initial Product set forth in Subsection 5(b)(i) is not achieved by February 28, 2010, then TI will have the right to terminate the support described in Section 4 and will forfeit the final payment described in Section 5(a)(iv) (and MaxLinear will have no obligation to make that payment). For the sake of clarity, all other rights in the Agreement will remain in effect, and TI will provide support, if required, if the Parties re-negotiate support and fee provisions.

c. Taxes. MaxLinear shall be solely responsible for payment of any and all international, federal, state, and local sales, use, value-added, and excise taxes, any other taxes or duties of any nature whatsoever assessed upon or with respect to the services or equipment provided hereunder or licenses, sublicenses, or leases granted hereunder, or otherwise arising from this Agreement and the transactions contemplated hereby, except that items of tax based in whole or in part on the income of a party shall be the sole responsibility of such party. MaxLinear agrees to provide TI with duly executed state sales tax resale certificate(s) for any property that is purchased by MaxLinear. MaxLinear further agrees that if any property so purchased on a tax-free basis is used or consumed by MaxLinear as to make it subject to a sales or use tax, MaxLinear will pay the tax due directly to the proper taxing authority when state law so provides. In the event that MaxLinear does not provide TI with the required resale certificate(s), TI will levy sales taxes as required by applicable state law. Should TI be required to remit sales and/or use taxes on behalf of MaxLinear for any reason whatsoever, MaxLinear agrees to reimburse TI for all such amounts without regard to any prior or planned transaction(s) between MaxLinear and any taxing authority.

d. Standards-Based and Open Source Software IP. The Parties understand and acknowledge that the above fees do not include fees or royalties which may be payable to third parties who claim such fees or royalties based on adherence to an ITU, ATM Forum, Frame Relay Forum, or other published or industry-recognized standard or for use of Open Source Software, and MaxLinear is responsible for any such third party fees or royalties resulting from MaxLinear’s use and distribution of the Licensed Technology and Associated Technology.

6. Royalties. MaxLinear agrees to compensate TI for royalties as specified in this Agreement per the compensation terms set forth in Exhibit D.

a. Royalty Payments. MaxLinear will pay royalties to TI as follows:

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(i)

MaxLinear shall not sell Products for use in a TI-based System to TI Customers at a price exceeding *** percent (***%) of *** (i.e., ***), such *** limitation being subject to applicable law. “TI Customers” means customers of TI who use TI DOCSIS technology in their cable products. Subject to TI’s prior written consent, which consent will not be unreasonably withheld or delayed, and without owing any royalty to TI, MaxLinear may charge a price for Products that exceeds *** percent (***%) of *** for use in a TI-based System to TI Customers.

(ii)	If a Product is sold for use in a TI-based System, then TI will not be eligible for royalties.

(iii)	If a Product is sold for use in a DOCSIS MAC system that is not a TI-based System then TI will be eligible for the following royalties:

•

During the first year after a Product is released to production (“RTP”), TI will be entitled to royalties in the amount of *** percent (***%) of the price at which that Product is sold to MaxLinear’s customers. RTP means the first fifty thousand (50,000) Products sold to MaxLinear’s customers.

•	During the second year after RTP, TI will be entitled to royalties in the amount of *** percent (***%) of the price at which that Product is sold to MaxLinear’s customers.

•	During the third year after RTP, TI will be entitled to royalties in the amount of *** percent (***%) of the price at which that Product is sold to MaxLinear’s customers.

•	During the fourth year after RTP and all subsequent years, TI will ***.

To determine the price of the Product to calculate the royalty, price will mean the price invoiced by MaxLinear for the sale of the Product, but excludes amounts invoiced by MaxLinear that are not directly related to the sale of a Product, such as amounts invoiced for shipping, insurance, taxes, support, maintenance, development, research, training, and products bundled with the Products.

(iv)

If a Product is sold for use in a system that does not include any DOCSIS SOC or DOCSIS baseband applications or that is not used for any DOCSIS application (e.g., DVB-C), then TI will not be eligible for royalties.

b. Written Statements. If MaxLinear has royalty payment obligations to TI, within sixty (60) days after March 31st, June 30th, September 30th, and December 31st of each calendar year, MaxLinear agrees to provide TI with a written statement that identifies all Products sold by MaxLinear during that calendar quarter, including a detailed calculation of any royalty payments owed to TI (“Written Statement”), and payment shall be made concurrently with such Written Statement. The Parties understand that royalty payments do not require the submission of an invoice from TI. If MaxLinear does not have royalty obligations to TI, MaxLinear shall only be required to provide such Written Statements upon request from TI.

c. Audit Rights. At TI’s request, and within thirty (30) days after receiving written notice, MaxLinear shall permit an independent auditor selected by TI and reasonably approved by MaxLinear to have access, no more than once each calendar year (unless the immediately preceding audit revealed a discrepancy) and during MaxLinear’s regular business hours, to all records and documents of MaxLinear that contain information that is necessary to audit MaxLinear’s use of the Collective Technology in accordance with Sections 2(a), 2(b), and 3 or the accuracy of the Written Statements made by MaxLinear under the terms of this Agreement. All records and documents are the Confidential Information of MaxLinear and the auditor must agree in writing to maintain the confidentiality of and not copy or disclose the records and documents. The auditor may submit to TI a report of its findings but not disclose any of MaxLinear’s records or documents. If the review by the auditor uncovers an underreporting of more than *** percent (***%), then the reasonable costs of such auditing shall be borne by MaxLinear. MaxLinear shall keep full, complete, clear and accurate records with respect to Product sales for a period beginning with the then-current calendar year and going back three (3) years.

***	Indicates that confidential treatment has been sought for this information

7. Termination.

a. Term. The term of this Agreement begins as of the Effective Date and shall continue until terminated as provided in this Section 7.

b. Termination for Uncured Material Breach of License Grants and Restrictions. Subject to the terms of this Subsection 7(b), TI may terminate this Agreement if MaxLinear does not cure its intentional or negligent material breach of Section 2, Section 3, Section 5 or Section 6 of this Agreement within thirty (30) days of receiving written notice of the material breach from TI. Subject to the following terms of this Subsection 7(b), in the event that MaxLinear fails to cure such a material breach within the thirty (30) day period, TI may immediately terminate this Agreement upon written notice to MaxLinear. If during the thirty (30) day cure period MaxLinear disputes in good faith the existence of the breach alleged in TI’s written notice or that the breach is a material breach, the dispute will be promptly submitted to upper management of both Parties for attempted resolution. If such attempted resolution is unsuccessful, then the Parties will engage in prompt mediation before a mediator, and in a forum, to be mutually agreed upon by the Parties. Each party shall bear its own costs of mediation. During the mediation, the disputed breach will not affect the rights granted under this Agreement for the duration of the mediation and the period to cure the alleged breach will be tolled for the duration of the dispute. Either party may seek equitable relief from a court at any time. Except for actions seeking to obtain equitable relief, neither party may commence a civil action regarding the matters submitted to mediation until such mediation has concluded without resolution. Mediation will be deemed to have concluded without resolution if the Parties are unable to resolve the dispute through mediation at the expiration of sixty (60) days from the date the mediation request is submitted to the mediator. The Parties acknowledge and agree that the intent of the parties is to not require termination of this Agreement unless no other remedy would make TI whole after suffering the breach. Accordingly, for the purpose of this Subsection 7(b), the term “cure” or “remedy” would include payment of fees or any other mutually agreed upon corrective action in lieu of termination. The rights granted to MaxLinear under this Agreement, including all license rights, will continue in full force and effect during any cure period specified in this Subsection 7(b) and during any non-binding mediation proceeding.

c. Termination for Bankruptcy. Notwithstanding anything in this Agreement to the contrary, either Party may immediately terminate this Agreement (or one or more of the licenses or portions thereof granted hereunder) if the other Party is involved in any bankruptcy proceeding or any other proceeding concerning insolvency, dissolution, cessation of operations, reorganization, or indebtedness or the like and the proceeding is not dismissed within sixty (60) days.

d. Termination Upon Mutual Agreement. The Agreement may be terminated for any reason upon mutual written consent of the Parties.

e. Injunctive Relief. MaxLinear agrees that TI and/or TI’s suppliers may be irreparably harmed by a violation of this Agreement because the Licensed Technology and Associated Technology are commercially valuable, confidential information that reflect the investment of substantial time and money. Subject to the restrictions set forth in Subsection 7(b), MaxLinear agrees that TI and/or its third-party suppliers shall have the right to seek all available remedies, including injunctive and equitable relief, to remedy any breach of this Agreement.

f. Post-Termination Obligations. Upon termination of this Agreement, all rights granted to MaxLinear will immediately terminate and revert to TI. Promptly, but in no event more than thirty (30) days after termination of this Agreement for any reason, MaxLinear shall: (i) uninstall and erase all Licensed Technology and Associated Technology (and any and all portion(s) thereof included in other software) from all of MaxLinear’s storage elements and devices and (ii) return all copies of the Licensed Technology and Associated Technology or, at TI’s option, certify, by a written statement signed by an officer of MaxLinear, the destruction of all copies (whole and partial, whether modified or unmodified) of the Licensed Technology and Associated Technology in MaxLinear’s possession or under MaxLinear’s control. Notwithstanding the foregoing, MaxLinear shall be permitted to retain copies of the Collective Technology solely to the extent necessary to provide support related to the Products, to deplete its inventory of Products in existence or in progress at the time of termination of the Agreement, and to continue to fulfill orders or commitments for Products accepted prior to or at the time of termination of the Agreement, subject to MaxLinear’s continuing obligation to pay royalties to TI in accordance with the terms of this Agreement.

8. Indemnification. In consideration for the fees paid to TI as set forth hereunder, the Parties hereby agree that the following indemnification provision shall govern the Parties’ rights and obligations under this Agreement.

a. TI Indemnity. TI will defend any claim, suit, or proceeding brought against MaxLinear and will pay any damages or court costs (excluding consequential and exemplary damages, provided, however, that third party claims for lost profits, and reasonable royalties shall be deemed direct damages) finally awarded against MaxLinear, or agreed to by TI in settlement or compromise, to the extent such claim, suit, or proceeding is based on an allegation that the Collective Technology licensed under this Agreement, or the distribution or use thereof in accordance with this Agreement, infringes any patent, copyright or other intellectual property right recognized by any Patent Cooperation Treaty (PCT) member country or World Trade Organization (WTO) member country (so long as and only while such countries remain PCT and WTO members) provided that MaxLinear (i) promptly notifies TI of such claim, suit, or proceeding, (ii) gives TI all applicable evidence in MaxLinear’s possession, custody, or control (subject to the parties entering into a mutually agreeable joint defense agreement), (iii) gives TI reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise, (iv) has paid and continues to pay all fees due to TI under this Agreement, and has complied and continues to comply with all other provisions of this Agreement, provided that TI is fulfilling its obligations under this Subsection 8(a) and subject to offset of any amounts owed to MaxLinear pursuant to Section 8, and (v) if MaxLinear has a license under any third party patent, copyright or other intellectual property right that may be the subject of an infringement allegation hereunder, to the extent permitted by such license, TI is allowed to assert such license as a defense against the allegation to assist in resolving any third-party claim made against MaxLinear. Notwithstanding the foregoing, TI will only be relieved of the foregoing obligations to the extent that MaxLinear’s failure to comply with its obligations herein materially and adversely prejudices TI’s ability to defend any claim, suit, or proceeding. If TI requests in writing for assistance for such defense from MaxLinear, TI will pay for reasonable expenses incurred by MaxLinear in providing such assistance. Furthermore, TI agrees to indemnify MaxLinear from and reimburse MaxLinear for reasonable costs and expenses incurred by MaxLinear in the defense of such suit or claim if TI does not undertake the defense thereof. MaxLinear will have the right to monitor the defense (but not control or interfere with decisions of TI or its selected counsel) with its own counsel at its own expense and will have the right to assume control of the defense, solely on its own behalf and not on behalf of TI or any of its other licensees (1) if TI breaches its obligations under this Subsection 8(a), or (2) once such claim, suit or proceeding has exceeded the cap on TI’s defense and indemnification obligations, unless TI and MaxLinear reach a written agreement as to the terms of TI’s continued participation in the defense. TI will not agree to any settlement (1) that results in an admission of liability by MaxLinear, or (2) that exceeds TI’s defense and indemnification obligations without MaxLinear’s prior written consent.

b. TI Remedies for Infringement. In the event of such an infringement allegation, TI may at its sole discretion: (i) obtain a license that allows MaxLinear to continue to use and distribute the accused Collective Technology, or (ii) replace or modify the accused Collective Technology with technology that reasonably meets the applicable TI specifications for such Collective Technology so as to be non-infringing, or (iii) if neither (i) or (ii) are achievable by TI after using commercially reasonable efforts, then TI shall terminate this license and refund to MaxLinear all amounts paid to TI under this Agreement. If TI fulfills the obligations in Section 8(a) and provides MaxLinear one of the options in this Section 8(b), then TI’s indemnity obligation under this Agreement shall be entirely fulfilled as to that individual claim, except for any damages, liabilities or costs incurred by MaxLinear (1) prior to TI taking such action, and (2) with respect to the remedies in (ii) and (iii) above, during the six-month wind-down period after TI taking such action, provided that during such wind-down period MaxLinear makes its reasonable efforts to minimize the accrual of any such damages, liabilities and costs.

c. Exceptions to TI Liability and Obligations. Notwithstanding the foregoing provisions of this Section 8, TI shall have no liability for MaxLinear’s willful acts, or any settlement or compromise incurred or made by MaxLinear without TI’s prior written consent. TI shall have no obligation to defend and shall have no liability to the extent an infringement allegation is based upon: (i) TI’s adherence to an applicable published industry standard (including, but not limited to, IEEE, ITU, ETSI, ATM Forum, Frame Relay Frame), (ii) use by MaxLinear of the Collective Technology in conjunction or in combination with any other device or software, or any use of the Collective Technology by MaxLinear that is in violation of this Agreement, (ii) use of the Collective Technology by MaxLinear in a manner or for an application other than for which it was designed, (iii) MaxLinear’s modifications to the Collective Technology, (iv) TI’s compliance with MaxLinear’s particular design, instructions, or specifications, (vi) MaxLinear’s failure to use any modifications, including corrections and enhancements, delivered to MaxLinear by TI, if such use would have prevented the infringement and TI notified MaxLinear in writing that such modification would remedy the infringement, or (vii) a manufacturing or other process carried out by or through MaxLinear and utilizing any Collective Technology provided by TI, to the extent the infringement is caused by such manufacturing or other process (such claims – i.e. (i) through (vii) above - being both individually and collectively referred to herein as “Other Claims”).

d. MaxLinear Indemnification. MaxLinear shall indemnify TI for any damages, liabilities (excluding consequential and exemplary damages, provided, however, that third party claims for lost profits and reasonable royalties shall be deemed direct damages) incurred by TI and shall defend any claim, suit or proceeding brought against TI insofar as such claim, suit or proceeding is based on (i) an allegation that TI has contributed to or induced MaxLinear to infringe a third party patent based on the Collective Technology’s adherence to an ITU, ATM Forum, Frame Relay Forum, or other published standard or (ii) an infringement allegation arising from Other Claims, and will pay those costs and damages (including settlement costs) finally awarded or agreed-upon, as applicable, as the result of any suit based on such claim, provided MaxLinear (a) is promptly notified of such claim, suit or proceeding, (b) is given all evidence in TI’s possession, custody or control relating to such claim, suit or proceeding, and (c) is allowed to control the defense thereof and all negotiations for its settlement or compromise. If MaxLinear requests in writing for assistance for such defense from TI, MaxLinear will pay for reasonable expenses incurred by TI in providing such assistance. Furthermore, MaxLinear agrees to indemnify TI from and reimburse TI for reasonable costs and expenses incurred by TI in the defense of such suit or claim, if MaxLinear does not undertake the defense thereof. TI will have the right to monitor the defense (but not control or interfere with decisions of MaxLinear or its selected counsel) with its own counsel at its own expense and will have the right to assume control of the defense, solely on its own behalf and not on behalf of MaxLinear, if (1) MaxLinear breaches its obligations under this Subsection 8(d), or (2) once such claim, suit or proceeding has exceeded the cap on MaxLinear’s defense and indemnification obligations, unless TI and MaxLinear reach a written agreement as to the terms of MaxLinear’s continued participation in the defense. MaxLinear will not agree to any settlement (1) that results in an admission of liability by TI, or (2) that exceeds MaxLinear’s defense and indemnification obligations without TI’s prior written consent.

In the event of a third party claim, suit or proceeding including both claims for which TI is responsible under this Section 8 and also claims for which MaxLinear is responsible under this Section 8, the Parties shall work together in good faith to ensure each Party has adequate and appropriate control of the defense in order to enable such Party to protect its rights and fulfill its obligations under this Agreement.

THE PARTIES AGREE THAT THIS SECTION 8 AND SECTION 10 STATE EACH PARTY’S ENTIRE LIABILITY WITH RESPECT TO INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT UNDER THIS AGREEMENT, AND IS IN LIEU OF ALL WARRANTIES AND INDEMNITIES, EXPRESS, IMPLIED, OR STATUTORY IN REGARD TO INFRINGEMENT.

9. Representation, Warranty, and Warranty Disclaimers.

a. Authorization. Each party represents and warrants that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement; (ii) the execution and delivery of this Agreement by TI has been duly and validly authorized; and (iii) this Agreement constitutes a valid, binding, and enforceable obligation upon it.

b. Performance and Collective Technology. TI represents and warrants that: (a) the Collective Technology will function in accordance with its applicable technical specifications, including those set forth in the Exhibits to this Agreement; and (ii) the materials and information provided as part of the Collective Technology, including all annotations and documentation related to the Collective Technology, are accurate in all material respects. If TI breaches a representation or warranty in this Section 9(b), TI will, as its exclusive remedy, promptly repair or replace a nonconforming item or deliver a missing item or, if TI is unable to do so after using commercially reasonable efforts, TI will refund to MaxLinear all amounts paid under this Agreement.

c. Open Source Software. TI represents and warrants that the QAM Demodulator RTL code does not and will not contain any Open Source Software.

d. Legal Proceedings. TI represents and warrants that, as of the Effective Date of this Agreement, to the knowledge of TI’s legal counsel for the Cable Business Unit, Ken Thomas, and TI’s general manager for the Cable Business Unit, Ran Senderovitz: (i) TI is not involved in any legal proceeding (litigation, arbitration, mediation, or otherwise) relating to TI’s rights to the Collective Technology; and (ii) TI has not received notice of a claim relating to TI’s rights to the Collective Technology.

e. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 9(A), 9(B) AND 9(C) OF THIS AGREEMENT, THE LICENSED TECHNOLOGY AND ASSOCIATED TECHNOLOGY ARE LICENSED “AS IS”. TI MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, REGARDING ANY OF THE ASSOCIATED TECHNOLOGY OR LICENSED TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, SYSTEM INTEGRATION, INFORMATIONAL ACCURACY, AND NON-INFRINGEMENT OF ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS WITH REGARD TO ANY OF THE LICENSED TECHNOLOGY AND ASSOCIATED TECHNOLOGY OR MAXLINEAR’S USE OF ANY OF THE LICENSED TECHNOLOGY OR ASSOCIATED TECHNOLOGY.

10. Limitation of Liability.

a. General Limitations. EXCEPT WITH RESPECT TO (I) ANY BREACH OF ANY CONFIDENTIALITY OBLIGATION UNDER SECTION 11 BELOW OR (II) LICENSEE’S BREACH OF SECTION 3 (SOFTWARE LICENSE RESTRICTIONS) HEREUNDER, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY (1) INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, (2) LOST PROFITS, LOST BUSINESS, OR LOST OR CORRUPTED DATA, OR (3) COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY, INTELLECTUAL PROPERTY, GOODS OR SERVICES, EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES.

b. Specific Limitations. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY FROM ALL LAWSUITS, CLAIMS, WARRANTY OBLIGATIONS, INDEMNITY OBLIGATIONS, AND ANY OTHER OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY USE OF ANY LICENSED TECHNOLOGY OR ASSOCIATED TECHNOLOGY PROVIDED HEREUNDER EXCEED SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000). THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE OR EXTEND THESE LIMITS.

11. Confidential Information.

a. Confidential Information. The term “Confidential Information” shall mean any (i) confidential, proprietary or trade secret information disclosed by one Party to the other that is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary”, or in some other manner to indicate its confidential nature and (ii) Collective Technology (except to the extent that such Collective Technology is subject to any disclosure obligations under any Open Source License). “Confidential Information” may also include information first disclosed orally by one Party to another pursuant to this Agreement, provided that it is designated as confidential at the time of such oral disclosure and reduced to a written summary, which is marked in a manner to indicate its confidential nature and is delivered by the disclosing Party to the receiving Party within thirty (30) calendar days after such oral disclosure.

b. Exceptions. Notwithstanding the foregoing, Confidential Information does not include information that

(i)

was publicly known at the time it was disclosed by the disclosing Party to the receiving Party or becomes publicly known through no fault or action of the receiving Party or any breach of any confidentiality obligation,

(ii)

was rightfully known to the receiving Party, without restriction, at the time of disclosure by the disclosing Party, provided the receiving Party can demonstrate such prior knowledge with adequate evidence,

(iii)

was independently developed by the receiving Party without any use of or reference to any Confidential Information of the disclosing Party, provided that the receiving Party can demonstrate such independent development with adequate evidence, or

(iv)

becomes rightfully known to the receiving Party, without restriction, from a source other than the disclosing Party without breach of this Agreement by the receiving Party and without, to the best of the receiving Party’s knowledge, breach of any other agreement or confidentiality obligation or otherwise in violation of the disclosing Party’s rights.

c. Obligations. The receiving Party agrees that it will (i) use such Confidential Information only in connection with exercising its rights and fulfilling its obligations under this Agreement and (ii) implement procedures at least as protective as the procedures the receiving Party takes with its own Confidential Information of like nature (but in any event no less than reasonable procedures) to prohibit the disclosure, unauthorized duplication, misuse, or removal of such Confidential Information and will not disclose such Confidential Information to any third party, except as may be necessary and required in connection with the rights and obligations of the receiving Party hereto under this Agreement. Each Party agrees to obtain executed confidentiality agreements from its employees and contractors having access to any Confidential Information of the other Party and to diligently take steps to enforce such agreements or be responsible for the actions of such employees and contractors in this respect. Each Party represents that the written employment agreements used by such Party in the normal course of such Party’s business satisfy the requirements of this clause.

d. Exclusions. Notwithstanding the above, neither Party will be liable to the other Party with regard to any Confidential Information of such other Party that is:

(i)	disclosed with prior written approval of the disclosing Party or

(ii)

disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that, to the extent permitted by applicable law, the receiving Party provides sufficient advance written notice of the required disclosure to allow the disclosing Party a reasonable opportunity to seek a protective order or otherwise prevent or limit such disclosure.

12. General Provisions.

a. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), or (iii) three (3) business days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

if to TI , to:

VP and Assistant General Counsel

ATTN: DSP Systems

Texas Instruments Incorporated 7839 Churchill Way, M/S 3999 Dallas, Texas 75251

- and -

General Manager, HPMP

Texas Instruments Incorporated

20450 Century Blvd.

Germantown, MD 20874

If to Purchaser, to:	MaxLinear, Inc. 2011 Palomar Airport Road, Suite 305

Carlsbad, CA 92011

b. Waiver. Failure of either Party to enforce any term of this Agreement will not be deemed or considered a waiver of future enforcement of that or any other term in this Agreement. Any waiver must be in written form and executed by both Parties.

c. Amendment. This Agreement may be amended or modified only in a writing executed by each of the Parties hereto.

d. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

e. Assignment. This Agreement may not be assigned or encumbered, in whole or in part, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; except that, subject to Section 7(d), a Party may assign this agreement to a successor, including a successor by merger, acquisition, sale of assets, or operation of law, if all of the following conditions are met:

i.	The non-assigning party is timely provided written notice of the assignment.

ii.

The assignee agrees in writing to be bound by all of the terms and conditions of the Agreement and assumes all obligations, past, present and future under the Agreement and the Escrow Agreement (if MaxLinear assigns the Agreement).

Any purported assignment that does not meet the conditions described above will be null and void. Notwithstanding the foregoing, Section 2(f) will immediately terminate upon any assignment or purported assignment by TI to a designer, developer, or manufacturer of silicon tuners, except where MaxLinear has provided express written consent for assignment of the Agreement and continuation of Section 2(f).

f. Severability. If any term or other provision of this Agreement is deemed to be invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

g. Survival. Neither expiration nor termination of this Agreement shall terminate the obligations and rights of the Parties pursuant to provisions of this Agreement that by their terms are intended to survive (including Section 6(c) (Audit Rights, shall survive for a period of two years after any termination or expiration of this Agreement), Section 7 (Term, Termination, and Injunctive Relief), Section 8 (Indemnification), Section 9 (Representation, Warranty, and Warranty Disclaimers), Section 10 (Limitation of Liability), and Section 12 (General Provisions)), and such provisions shall survive the expiration or termination of this Agreement for any reason; except that Section 2(f) (Covenant Not To Sue) will terminate immediately as set forth in Section 2(f) and Section 12(e) and will otherwise only survive with respect to a claim, suit or proceeding in which MaxLinear asserts a MaxLinear Necessary Patent against TI or a Reciprocating Licensee (as of the termination date) for infringement by the Collective Technology or by TI’s or a Reciprocating Licensee’s distribution or use of the Collective Technology that occurred between the Effective Date and the termination date.

h. Governing Law, Jurisdiction, and Injunctive Relief. This Agreement, including the validity, interpretation, or performance of this Agreement and any of its terms or provisions, and the rights and obligations of the Parties under this Agreement, will be governed by, and construed and interpreted in and only in accordance with, the domestic rules and substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, or by the Uniform Computer Information Transactions Act (UCITA). The Parties agree that any action brought by any Party under or in relation to this Agreement, including, without limitation, to interpret or enforce any provision of this Agreement, will be brought in, and each Party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of New York. Notwithstanding the above, the Parties agree that any actions to seek injunctive or equitable relief may be brought in any court of competent jurisdiction in which such relief is sought. Either Party may take any action it considers necessary to enforce, protect, or preserve any of its intellectual property rights in any court of competent jurisdiction. MaxLinear acknowledges and agrees that any material breach of the rights and licenses granted by TI under this Agreement will result in irreparable and continuing damage to TI for which there is no adequate remedy at law, and that TI shall be entitled to seek injunctive relief as well as such other and further relief as may be appropriate. Prior to seeking such injunctive relief, TI agrees to have a relevant TI officer at a vice-president level or higher communicate with a relevant MaxLinear officer at a vice-president level or higher regarding any act or omission by MaxLinear that TI believes is a material breach of this Agreement in a good faith effort to address such act or omission, provided that such communication will not unduly or unreasonably delay, prejudice or detract from TI’s rights or ability to obtain any injunctive or other equitable relief.

i. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

j. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret any of the terms of this Agreement, the prevailing Party will be entitled to recover in such action its reasonable attorneys’ and accountants’ fees, costs and necessary disbursements, in addition to any other relief to which it may be entitled.

k. Headings. Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

l. Escrow. No later than sixty (60) days after execution of this Agreement, the parties will execute an escrow agreement (“Escrow Agreement”) with a third party escrow agent selected by MaxLinear and reasonably acceptable to TI. Upon first production shipment of the Product, MaxLinear will deliver to the escrow agent a current copy of the product mask GDS files and test plans for each Product (“Source Materials”). Thereafter, MaxLinear will deliver to the escrow agent an update to the Source Materials within sixty (60) days after MaxLinear releases to production a new Product. The Source Materials will be released from escrow and delivered to TI under the terms of the Escrow Agreement if (1) MaxLinear assigns this Agreement in accordance with Subsection 12(e) and the assignee does not continue to supply the Products in substantially the same manner as MaxLinear did prior to the assignment for at least two (2) years after the assignment and does not resume supply of the Product within thirty (30) days of being requested to do so in writing by TI; (2) MaxLinear is subject to dissolution proceedings under Chapter 7 of the United States Code (Bankruptcy); or (3) MaxLinear ceases to manufacture and to sell the Products. MaxLinear hereby grants to TI a limited, non-transferable, non-sublicenseable license to use and reproduce the Source Materials solely to make, have made, sell, offer to sell, and export the Products solely to continue supply of the Products to TI Customers that purchased the Products from MaxLinear in the three (3) months prior to: (i) MaxLinear’s assignment of the Agreement; (ii) MaxLinear becoming subject to dissolution proceedings under Chapter 7 of the United States Code (Bankruptcy); or (iii) MaxLinear notifying TI or any TI Customer that is intends to cease to manufacture and to sell the Products.

In Witness Whereof, TI and MaxLinear have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Texas Instruments Incorporated		MaxLinear, Inc.

By:	/s/ Brian Glinsman	By:	/s/ Kishore V. Seendripu

Name:	Brian Glinsman	Name:	Kishore V. Seendripu

Title:	GM, HPMP	Title:	Chief Executive Officer

Date:	June 18, 2009	Date:	June 6, 2009

Exhibits:  Exhibit A – Licensed Technology

Exhibit B – Associated Technology

Exhibit C – MPEG Tuner Specifications

Exhibit D – Compensation

EXHIBIT A

Licensed Technology

•	QAM Demodulator RTL (Verilog source files):

•	Digital Front End

•	QAM Equalizer

•	ITU.T J83 FEC-A, FEC-B decoders

•	Register interface

•	QAM IP Drivers

EXHIBIT B

Associated Technology

•	System simulation - C++ source files (only when needed), Obj files, .h files:

•	TI proprietary HW C++ simulator (SIMWIZ)

•	FEC transmitter

•	FEC receiver

•	Channel model

•	QAM receiver bit and clock accurate model (Digital FE and Equalizer)

•	Environment files (Configuration files, loggers, displays, top files)

EXHIBIT C

MPEG Tuner Specifications

An MPEG tuner including a DOCSIS/DVB-C QAM core.

EXHIBIT D

Compensation

Unless otherwise specified in a purchase order, payments required under this Agreement shall be made to:

SWIFT Code:

Reference / Routing numbers:

For International Wire Transfers:

For U.S. Domestic EFT / Electronic Transfers:

For the account of:

Account Number

Payment notices shall be sent to: